Zones Announces Financial Results for the Three Months Ended March 31, 2006

AUBURN, WA -- 04/27/2006 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Net income per share increased 50.0% to $0.12 per share in Q1 2006 from $0.08 per share in Q1 2005
--  Total net sales in Q1 2006 increased 6.1% over Q1 2005
--  Net sales to commercial customers increased 8.9% in Q1 2006 compared to Q1 2005
--  Online sales increased 164.9% and represented 31.9% of net sales
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three months ended March 31, 2006.

Total first quarter 2006 net sales grew 6.1% to $134.0 million compared to $126.3 million in the first quarter of 2005. The Company's first quarter net income was $1.7 million, or $0.12 per diluted share, compared with a net income of $1.1 million, or $0.08 per diluted share, for the same quarter a year ago.

"Our intense focus on performance this quarter is reflected in our continued sales and earnings growth," commented Firoz Lalji, President and Chief Executive Officer. "It is important to note that our first quarter financial results include the startup costs of our Portland call center, which is a key building block in our strategy to invest aggressively in longer term growth initiatives." Lalji continued, "We continue to execute against our initiatives with a focus on customer service, margin management and team member development."

Operating Highlights

Consolidated outbound sales to commercial customers increased 8.9% to $124.2 million in the first quarter of 2006 compared to $114.1 million in the same period of 2005. Net sales to both commercial and public sector customers as a percent of total net sales for the three month period ended March 31, 2006 and 2005 were 97.5% and 95.3%, respectively. Direct online orders increased to $42.8 million, an increase of 164.9% over the same period of 2005, and represented 31.9% of total first quarter 2006 net sales.

Gross profit margins were 12.4% in the first quarter of 2006 which is an increase from 11.7% in the first quarter of 2005, as well as a sequential increase from 10.4% over the immediately preceding quarter. The sequential increase is due primarily to vendor programs and customer mix. Gross profit margins as a percent of sales vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.9% in the first quarter of 2006 which is flat compared to the corresponding period of the prior year and an increase sequentially from 7.1% for the fourth quarter of 2005. The sequential increase is due to the Company's continued expansion of its account executive sales force and startup costs associated with the opening of the Portland call center. The Company expects to continue hiring additional account executives in both the Portland and Auburn facilities during the second quarter to support its sales growth initiatives.

Asset Management

The Company's balance sheet remains in excellent condition. During the quarter, the Company repurchased and retired 313,600 shares of its common stock at an average price of $6.10 per share. The Company ended the first quarter of 2006 with over $4.4 million of cash and had no outstanding interest bearing borrowings against its line of credit. Consolidated working capital was $33.7 million at March 31, 2006 compared to $33.4 million at December 31, 2005.

The Company's net inventory was $17.5 million at March 31, 2006, a decrease from $19.7 million at December 31, 2005. Inventory turned at 26 times annually during the quarter. Trade accounts receivable decreased to $61.1 million at March 31, 2006 from $70.9 million at December 31, 2005. Days sales outstanding were 49 days, an increase from 44 days at December 31, 2005.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, enterprise and public sector accounts. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, April 28, 2006 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future profitability and sales growth, account executive hiring and productivity, vendor support, competition, rapid technological change and inventory obsolescence, reliance on vendor relationships, increased expenses of being a public company, state tax uncertainties, reliance on distribution, dependence on personnel, potential disruption of business from information systems failure, and other risks and uncertainties detailed in the Company's filings with the SEC.

                                ZONES, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (Unaudited)

                                                    March 31,  December 31,
                                                       2006        2005
                                                    ----------- -----------
ASSETS
Current assets
  Cash and cash equivalents                         $     4,433 $     3,195
  Receivables, net of allowance for doubtful
   accounts of $1,673 and $1,562                         57,063      68,318
  Vendor Receivables                                     14,661      14,750
  Inventories, net                                       17,470      19,736
  Prepaids                                                  995         922
  Deferred tax asset                                      1,346       1,346
                                                    ----------- -----------

     Total current assets                                95,968     108,267

Property and equipment, net                               4,111       3,810
Goodwill                                                  5,098       5,098
Other assets                                                178         179
                                                    ----------- -----------

     Total assets                                   $   105,355 $   117,354
                                                    =========== ===========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $    37,961 $    45,359
  Inventory Financing                                    12,724       8,469
  Accrued liabilities and other                           9,780       8,621
  Line of credit                                              -      10,700
  Income taxes payable                                      809         448
  Notes payable to former shareholders of CPCS, Inc.        972       1,272
                                                    ----------- -----------

     Total current liabilities                           62,246      74,869

Note payable                                                 17          21
Deferred income tax                                          35          35
Deferred rent obligation                                  1,201       1,112
                                                    ----------- -----------

     Total liabilities                                   63,499      76,037
                                                    ----------- -----------

Commitments and contingencies

Shareholders' equity:
  Common stock                                           36,337      37,503
  Retained earnings                                       5,519       3,814
                                                    ----------- -----------

     Total shareholders' equity                          41,856      41,317
                                                    ----------- -----------

     Total liabilities & shareholders' equity       $   105,355 $   117,354
                                                    =========== ===========

                               ZONES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (unaudited)

                                                   For the three months
                                                      ended March 31,
                                                    2006          2005
                                                ------------  ------------

Net sales                                       $    133,998  $    126,331
Cost of sales                                        117,411       111,569
                                                ------------  ------------

  Gross profit                                        16,587        14,762
Selling, general and administrative expenses          11,862        11,199
Advertising expense, net                               1,802         1,738
                                                ------------  ------------

  Operating income                                     2,923         1,825
                                                ------------  ------------

Other expense:                                           178            61

Income before income taxes                             2,745         1,764
Provision for income taxes                             1,040           673
                                                ------------  ------------

  Net income                                    $      1,705  $      1,091
                                                ============  ============

  Basic income per share                        $       0.13  $       0.08
  Shares used in computation of
    basic income per share                            13,179        13,443
                                                ============  ============

  Diluted income per share                      $       0.12  $       0.08
  Shares used in computation of
    diluted income per share                          14,696        14,466
                                                ============  ============

                      Operating Highlights
                       Supplemental Data

                                                   Three months ended
                                                   ------------------
                                                 3/31/2006     3/31/2005
                                                ------------  ------------
Operating Data
  Number of orders                                   102,696        99,389
  Average order size                            $      1,334  $      1,299
  Direct web net sales                          $ 42,757,000  $ 16,138,000
  Sales force, end of period                             278           292

Average Productivity (annualized)
   Per Account Executive                        $  1,928,000  $  1,731,000
   Per Employee                                 $    884,000  $    828,000

Product Mix (% of sales)
  Notebook & PDA's                                      12.7%         13.0%
  Desktops & Servers                                    19.7%         24.8%
  Software                                              15.7%         16.6%
  Storage                                               10.3%          9.1%
  NetComm                                                4.7%          3.8%
  Printers                                               8.2%          9.0%
  Monitors & Video                                      11.6%         10.0%
  Memory & Processors                                    7.1%          5.2%
  Accessories & Other                                   10.0%          8.5%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000